For Immediate Release

Contact: Andrew M. O'Shea Chief Financial Officer (860) 298-0444	Or: Barbara J. Cano Adam Friedman Associates (212) 981-2529 ext. 22

Moscow CableCom Corp. Announces Election of Oliver Grace as Chairman

June 25, 2004 - New York, NY- Moscow CableCom Corp. (NASDAQ: MOCC) today announced that the Company's Board has elected Oliver R. Grace, President and CEO, to the additional position of Chairman of the Board.  Mr. Grace replaces Francis E. Baker, who has served as Chairman since 1997.  Mr. Baker will remain with Moscow CableCom as its Secretary and as a member of the Company's Board of Directors.  He will continue to provide consulting services to assist ComCor-TV in the continued expansion of its access network from the Moscow Fiber Optic Network.

Mr. Grace added, "We are all very grateful for Frank's contributions to our Company throughout his career, particularly in helping us achieve our goal to make ComCor-TV a wholly-owned subsidiary of Moscow CableCom Corp.  We look forward to our continued collaboration with Frank as we implement our aggressive build-out plans to expand our presence in Moscow."

About Moscow CableCom

Moscow CableCom, formerly known as Andersen Group Inc. is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV, a Russian company that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.  CCTV is using access to COMCOR's MFON (Moscow Fiber Optic Network) to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends.  These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.